Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of January 16, 2004 (the "CommencementDate") by MarketWatch.com, Inc. (the "Company") and Jeff Davis (the "Executive"), and effective upon the closing of the Company's acquisition of Pinnacor Inc. (the "Acquisition").

  Term of Employment. The term of employment of Executive by the Company hereunder shall commence on the Commencement Date and shall continue thereafter under the terms of this Agreement and any amendments thereto for a period of three years (the "Term"), unless earlier terminated pursuant to Section 7.

  Title; Duties. The Executive shall serve as Executive Vice President and General Manager, MarketWatch Information Services, reporting to the President and Chief Operating Officer of the Company. Executive shall perform those duties and responsibilities inherent in such position, including such duties and responsibilities as the President and Chief Operating Officer shall assign. Executive shall serve the Company faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, the Company acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Chief Executive Officer. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

  Compensation. The Company shall pay, and Executive shall accept, as full consideration for his services hereunder compensation consisting of the following:

  3.1 Base Salary. Executive shall receive a base salary of $250,000 per year, which shall be subject to increase by the Board of Directors or the Compensation Committee during the Term ("Base Salary"). Base Salary is payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as are required by law.

  3.2 Bonus. Executive shall receive an annual bonus (the "Annual Bonus") in accordance with Exhibit A attached hereto.

  3.3 Stock Options. Executive shall receive an option to purchase 150,000 shares of the Company's common stock (the "Options"). The Options shall be granted on the Commencement Date, with an exercise price per share equal to the fair market value of the Company's common stock as of the date of the grant. The Options shall vest and become exercisable as to one-third of the total shares subject to the Options on each of the first three anniversaries of the date of grant. Executive shall be eligible to receive grants of additional options or other equity-based compensation on an annual basis at the sole discretion of the Board of Directors or the Compensation Committee.

  Vacation. Executive will be entitled to three (3) weeks, which is equal to fifteen (15) working days, of vacation during each calendar year. The amount of vacation time available to Executive during the first year of the Term is determined by prorating the number of full months of employment completed by Executive during the year.

  Benefits. Subject to all applicable eligibility requirements and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other executives of the Company.

  Reimbursement of Expenses. The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, subject to review by the Board or the Compensation Committee, if applicable.

  Termination

  7.1 Termination for Cause. In the event of the termination of Executive's employment by the Company for Cause (defined below) or if Executive voluntarily terminates his employment other than for Good Reason (defined below in Section 7.3), all amounts of Base Salary and vacation pay accrued but unpaid on the date of termination shall be paid by the Company on the date of termination and all reasonable unreimbursed business-related business expenses. For purposes of this Agreement, "Cause" shall mean:

  (A) The willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

  (B) A material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;

  (C) The commission of a willful act by Executive that constitutes gross misconduct and is injurious to the Company; or

  (D) The willful breach of a material provision of this Agreement.

  7.2 Termination Without Cause. In the event of the termination of Executive's employment by the Company without Cause or upon the Executive's voluntary termination of his employment for Good Reason (as defined below in Section 7.3), (i) all amounts of Base Salary and vacation pay accrued but unpaid on the date of termination shall be paid by the Company on the date of termination and all reasonable unreimbursed business-related business expenses, (ii) Executive's then-applicable Base Salary for a period of 12 months shall be paid to Executive in 12 equal monthly installments, and (iii) the unvested portion of any outstanding options held by Executive on the date of such termination without Cause or for Good Reason shall immediately vest and become exercisable in full and shall remain exercisable for the periods specified in each such option.

  7.3 Termination for Good Reason. Notwithstanding anything in this Section 7 to the contrary, for purposes of this Agreement the Term of employment will be deemed to have been terminated and Executive will be deemed to have Good Reason for voluntary termination ("Good Reason"), if there should occur a relocation of Executive's principal place of employment outside the New York City area without Executive's consent.

  7.4 Termination due to Disability. In the event of the permanent disability (as hereinafter defined) of Executive during the Term, the Company shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) the Company shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, (B) Executive's Annual Bonus for the year in which such disability occurs, (C) all reasonable unreimbursed business- related expenses, and (D) all accrued but unused vacation pay; (ii) Executive's Options shall vest to the extent of one additional year of vesting and shall remain exercisable for the periods specified in the Options; and (iii) Executive shall have no further obligations hereunder other than those provided for in Section 8 and Section 9 hereof. All amounts payable to Executive pursuant to this Section 7.4 shall be payable within 10 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders Executive incapable in any material respect of performing the services required of him, with or without reasonable accommodation, in accordance with his obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

  7.5 Termination due to Death. In the event of the death of Executive during the Term, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (i) all amounts of Base Salary and Annual Bonus accrued but unpaid at the date of death, (ii) all accrued but unused vacation pay, and (iii) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 7.5 shall be payable within 30 days following the date of death.

  7.6 Cooperation with the Company After Termination. Following termination by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

  Alternative Dispute Resolution. In the event of any controversy arising from or concerning the interpretation or application of this Agreement or its subject matter, the parties agree that such controversy shall be resolved exclusively through binding arbitration before a single neutral arbitrator selected jointly by the parties. The Company shall be responsible for 100% of the fees and expenses of the arbitrator. Each party shall be responsible for 100% of its own attorneys' fees and any other costs occasioned by the arbitration, without regard to which party to the controversy prevails; provided, that the arbitrator may award attorneys' fees and costs to a party when so empowered by law. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action for the issues in controversy. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement or its subject matter cannot be arbitrated as provided in this Section 8, the parties agree that any civil action shall be brought in the United States District Court for the Northern District of California or, only if there is no basis for federal jurisdiction, in the Superior Court of the State of California in and for the City and County of San Francisco. The parties further agree that any such civil action shall be tried to the court, sitting without a jury.

  Confidentiality; Return of Property; Non-Solicitation of Employees.

  9.1 The Executive acknowledges that during the Term he will receive confidential information from the Company and subsidiaries of the Company and the respective customers thereof (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Term (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 9.1, or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

  9.2 For a period of one year following the termination of Executive's employment with the Company for any reason, he will not, without the Company' express written consent, either on his own behalf or on behalf of another, solicit employees of the Company or any subsidiary of the Company for the purpose of hiring them. General employment advertising shall not be deemed to be a solicitation.

  General.

  10.1 Indemnification. In the event Executive is made, or threatened to be made, a target, subject, witness or party to any civil, criminal or administrative action, proceeding or investigation by reason of the fact that Executive is or was a director, officer or employee of the Company, or serves or served any other corporation fifty percent (50%) or more owned by the Company in any capacity at the Company's request, or serves or served as a director of any other corporation at the Company's request, or serves or served as a fiduciary of any ERISA plan at the Company's request, Executive shall be indemnified by the Company for all amounts paid as a fine or settlement or judgment, and the Company shall pay without any undertaking the Executive's defense costs when and as incurred, all to the fullest extent permitted by law.

  10.2 Waiver. Subject to the requirements of state and federal law, including without limitation applicable statutes of limitation, neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

  10.3 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

  10.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the Board of Directors of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

  10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

  10.6 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, including Exhibit A attached hereto, shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

  10.7 Governing Law. This Agreement shall be governed by the law of the State of California.

  10.8 Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that acquires substantially all of the assets of the Company, whether by merger or otherwise. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date.

MARKETWATCH.COM, INC.

___________________________

Larry Kramer
Chief Executive Officer

EXECUTIVE

___________________________

Jeff Davis

Exhibit A

ANNUAL BONUS

 Annual Bonus Rate: Executive is eligible to receive an Annual Bonus of up to forty percent (40%) of the then-applicable Base Salary actually paid in a given year.

There are two components to the Annual Bonus, a Discretionary Component and a Guaranteed Component:

  Discretionary Component: The Discretionary Component shall be up to 20% of Executive's then-applicable Base Salary actually paid in a given year. The Board or Compensation Committee has full discretion to decide when, if and how much of the Discretionary Component of the Bonus to give to Executive.
  Guaranteed Component. The Guaranteed Component shall be 20% of Executive's then-applicable Base Salary actually paid in a given year, and is payable in full upon the Company's achievement of the financial objectives, which objectives shall be determined annually by the Board of Directors.